EMPLOYMENT AGREEMENT

This *Employment Agreement* (this "Agreement") is made as of December 8, 2016 by and between American Housing Income Trust, Inc., a publicly reporting Maryland corporation with an address for mailing purposes of its wholly-owned subsidiary, American Realty Partners, LLC, an Arizona limited liability company located at 34225 North 27th Drive, Building 5, Suite 238 in Phoenix, Arizona 85085, and its affiliates and assigns (the "Company"), and James Stevens, in his individual capacity, with a mailing address for notice purposes as set forth below (the "Employee"). The Company and the Employee are collectively referred to as the "Parties" or singularly as a "Party".

1. Services. Employee agrees to perform any and all necessary property management services in the single family residential housing space consistent with industry standards in furthering the business purpose of the Company. Employee agrees that in consideration of the compensation set forth herein, he shall provide written reports, timesheets and any other requested reports and/or updates to the Company's acting Chief Executive Officer setting forth any and all reporting deemed pertinent in his role as an employee to the Company, including but not limited to, contacts, banking information, rent rolls, tenant correspondence and other pertinent information routinely provided by a property manager. In performing his duties under this agreement, Employee is not required to be present company location in Arizona and shall provide his services at such time and schedule at he determines in his sole discretion.

2. Term. The Employee shall be hired initially on a six-month probationary basis (the "Probation Period"). Following the Probation Period, subject to the termination provision, below, this Agreement shall terminate on December 31, 2017 (the "Term"). Either Party may terminate the Agreement at any time by giving written notice to the other Party.

3. Monetary Compensation. The Employee's compensation during the Probation Period is to be determined solely by the Company exercising its sole discretion. Following the Probation Period, provided this Agreement has not been terminated, the Company shall pay Employee compensation equal to 5% of gross rental income from the Company's tenants (the "Base Compensation"). The Parties agree that the Base Compensation may be increased or decreased by the Company using its sole discretion in determining whether the work product warrants a higher or lower compensation rate. Under such circumstances, the Parties agree that the Company may exercise its discretion in making the necessary adjustments to compensate the Employee based on the value added to the Company. Unless this Agreement is extended by the Company, which it may do in its own discretion in a writing signed by the Parties, this compensation shall be terminated at the end of the Term.

4. At-Will Employee. Employee shall render services under this Agreement as an at-will employee under Arizona law.

JS 12-20-16

5. Employee assumes all liability and responsibility for his or her personal property while acting under this Agreement.

6) The Company and Employee are of the belief that the period of time and the restrictions specified herein are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage, the state of its products and services development, and Employee's knowledge of this business; provided, however, if such period or such restrictions should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such restriction shall be modified by elimination of such portion of such time or restrictions, or both, as are deemed unreasonable by a court of competent jurisdiction, so that this covenant may be enforced with such restrictions and during such period of time as is adjudged to be reasonable.

7) NOTWITHSTANDING THE ABOVE RESTRICTIVE COVENANTS, THE COMPANY ACKNOWLEDGES THAT THE EMPLOYEE IS AN OWNER, BENEFICIAL OWNER OR EMPLOYEE OR CONTRACTOR FOR SIMILAR REAL PROPERTY COMPANIES AND PROVIDES SIMILAR PROPERTY MANAGEMENT SERVICES FOR OTHER PROPERTIES NOT ASSOCIATED WITH THE COMPANY. TO THE EXTENT THE EMPLOYEE PROVIDES SIMILAR SERVICES FOR OTHER PROPERTIES NOT ASSOCIATED WITH THE COMPANY, THE ABOVE RESTRICTIVE COVENANTS SHALL NOT APPLY.

8. Intellectual Property. All materials developed by Employee for the Company will belong exclusively to the Company, and will be deemed to have been developed and created by Employee for the Company as "work for hire." Employee will execute any and all documents necessary to assign and transfer to the Company all intellectual property and other rights in materials and information created for the Company pursuant to this Agreement.

9. Indemnification/Hold Harmless. Company agrees to indemnify, defend and hold harmless Employee from any and all liability, expense, cause of action of whatever kind or nature resulting from Employee providing services to the company under this Agreement unless such liability, expense or cause of action result exclusively from employee intentional misconduct. The provisions of this paragraph shall survive any termination of this agreement.

10. Assignment. Neither party shall assign its rights or duties under this Agreement unless it receives the prior written approval of the other party, which approval may be withheld in such party's sole discretion.

11. Amendment. This Agreement may be amended by a writing signed by the Parties.

JS 12-20-16

12. Complete Agreement. This Agreement contains the entire agreement between the parties with respect to the matters covered herein. Employee acknowledges that he or she is entering into this Agreement solely on the basis of the written representations contained herein.

13. Applicable Law. This Agreement shall be governed by the laws of the State of Arizona.

14. Joint Preparation. The Parties agree that this Agreement has been jointly prepared by the Parties. The Company's counsel has not provided legal advice to Employee in connection with this Agreement.

15. Countersignature; Facsimile or Electronic Signature. The Parties agree that this Agreement may be executed in counterparts, and facsimile and electronic signatures constitute original signatures for all intents and purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written

AMERICAN HOUSING INCOME TRUST, INC.

[signature]

By: Sean Zarinegar
Its: Chief Executive Officer

JAMES STEVENS

[signature]

876 Lone Oak Drive
Address

Cookeville
City

TN
State

38501
Zip Code